Exhibit (A)(1)(E)

OFFER TO PURCHASE FOR CASH

Any and All of the Outstanding Shares of Common Stock

of

GOLDEN TELECOM, INC.

at

$105.00 Net Per Share

by

LILLIAN ACQUISITION, INC.,

a Wholly Owned Subsidiary

of

VIMPELCOM FINANCE B.V.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON FEBRUARY 15, 2008, UNLESS THE OFFER EXTENDED

BY LILLIAN ACQUISITION, INC.

January 18, 2008

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated January 18, 2008 (the “Offer to Purchase”) and the related Letter of Transmittal distributed in connection with an offer by Lillian Acquisition, Inc., a Delaware corporation (“Merger Sub”), and a wholly owned subsidiary of VimpelCom Finance B.V., a private company with limited liability incorporated under the laws of The Netherlands (“Parent”), to purchase any and all outstanding shares of common stock, par value $.01 per share (the “Shares”), of Golden Telecom, Inc. (the “Company”) at a purchase price of $105.00 net per Share in cash without interest (and less any amounts required to be deducted and withheld under any applicable law), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the “Offer”).

Also enclosed is the Letter to Stockholders from the Chief Executive Officer of the Company accompanied by the Company’s Solicitation/Recommendation Statement on Schedule 14D-9.

We are the holder of record (directly or indirectly) of Shares held for your account. A tender of such Shares can be made only by us as the holder of record or our nominees as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1.	The offer price is $105.00 per Share, net to you in cash without interest (and less any amounts required to be deducted and withheld under any applicable law), upon the terms and conditions set forth in the Offer to Purchase.

2.	The Offer is being made for all issued and outstanding Shares.

3.	The Offer is being made pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Parent and Merger Sub, dated as of December 21, 2007, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into the Company with the Company surviving the Merger as a wholly-owned subsidiary of Parent (the “Merger”). Upon completion of the Merger, each share outstanding immediately prior to the effective time of the Merger will be cancelled and converted into the right to receive the price per share paid in the Offer, payable to the holder in cash, without interest thereon, as set forth in the Merger Agreement and as described in the Offer to Purchase.

4.	The board of directors of the Company, upon the unanimous recommendation of its special committee of independent directors, has determined that the Merger Agreement, and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to and in the best interests of the Company and its stockholders, including stockholders of the Company unaffiliated with Parent, approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, and recommends that the Company’s stockholders accept the Offer, tender their Shares into the Offer, and if a vote is required under Delaware law, vote to approve and adopt the Merger and the Merger Agreement.

5.	The Offer is subject to the condition that there shall have been validly tendered and not validly withdrawn before the Offer expires a number of Shares which, when added to any shares of the Company’s common stock already owned by Parent and its subsidiaries, represents at least 63.3% of the total number of outstanding Shares on the expiration date of the Offer (the “Minimum Condition”). The Offer is also subject to certain other conditions set forth in the Offer to Purchase. See “The Tender Offer—Section 11. Certain Conditions to the Offer” of the Offer to Purchase.

6.	The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on February 15, 2008, unless the Offer is extended by Merger Sub.

7.	Stockholders who tender Shares will not be obligated to pay brokerage fees or commissions to the Information Agent or the Depositary or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares in connection with the Offer.

The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements and amendments thereto and is being made to all holders of Shares. Merger Sub is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Merger Sub becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Merger Sub will make a good faith effort to comply with such state statute. If, after such good faith effort, Merger Sub cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Merger Sub by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, signing and returning to us the instruction form attached to this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares, all of your Shares will be tendered unless otherwise specified in your instructions.

Your instructions should be forwarded to us as soon as possible so that we will have ample time to submit a tender on your behalf prior to the expiration of the Offer. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on February 15, 2008, unless extended by Merger Sub.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK

OF

GOLDEN TELECOM, INC.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated January 18, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the “Offer”), in connection with the Offer by Lillian Acquisition, Inc., a Delaware corporation (“Merger Sub”), and a wholly owned subsidiary of VimpelCom Finance B.V., a private company with limited liability incorporated under the laws of The Netherlands (“Parent”), to purchase any and all outstanding shares of common stock, par value $.01 per share (the “Shares”), of Golden Telecom, Inc. (the “Company”) at a purchase price of $105.00 net per Share in cash without interest (and less any amounts required to be deducted and withheld under any applicable law), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered:                                *

Account Number:

Dated:

*	Unless otherwise indicated, we are authorized to tender all Shares held by us for your account.

PLEASE SIGN HERE

Signature(s):

Name(s) (Please Print):

Address:

Zip Code:

Area Code and Telephone No.:

Tax Identification or Social Security No.:

My Account Number With You:

Date:

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